Filed Pursuant to Rule 424(b)(3)
Registration No. 333-157688

NORTHSTAR REAL ESTATE INCOME TRUST, INC.

SUPPLEMENT NO. 6 DATED FEBRUARY 25, 2011
TO THE PROSPECTUS DATED JULY 19, 2010

This document supplements, and should be read in conjunction with, our prospectus dated July 19, 2010, Supplement No. 2 dated September 9, 2010, Supplement No. 3 dated September 15, 2010, Supplement No. 4 dated October 19, 2010 and Supplement No. 5 dated November 17, 2010. The purpose of this Supplement No. 6 is to disclose:

•	the status of our initial public offering;

•	an update to the “Management” section of the prospectus;

•	an update to the “Conflicts of Interest” section of the prospectus;

•	updates to the “Prior Performance Summary” section of the prospectus;

•	an amendment to our advisory agreement; and

•	the amended subscription agreement.

Status of Our Initial Public Offering

We commenced our initial public offering of $1,100,000,000 in shares of common stock on July 19, 2010. Of these shares, we are offering $1,000,000,000 in our primary offering and $100,000,000 pursuant to our distribution reinvestment plan. As of February 25, 2011, we had received and accepted subscriptions in our initial public offering for an aggregate of 596,163 shares of our common stock, or $5,933,377, including shares issued under our distribution reinvestment plan. As of February 25, 2011, 109,930,152 shares remained available for sale to the public under our initial public offering, including shares available under our distribution reinvestment plan. Our initial public offering is expected to terminate on or before July 19, 2012, unless extended by our board of directors.

Update to “Management”

The biography of Charles W. Schoenherr in the “Management” section of the prospectus is hereby deleted and replaced in its entirety with the following:

Charles W. Schoenherr is one of our independent directors and a member of our audit committee. Mr. Schoenherr serves as Chief Investment Officer of Broadway Partners Fund Manager, LLC, a position he has held since January 2011. Broadway Partners Fund Manager, LLC is a private real estate investment and management firm that invests in real estate across the U.S. Mr. Schoenherr is responsible for sourcing acquisition opportunities and overseeing property management. From June 2009 until January 2011, Mr. Schoenherr served as President of Scout Real Estate Capital, LLC, a full service real estate firm that focuses on acquiring, developing and operating hospitality assets, where he was responsible for managing and developing the company’s properties and originating new acquisition and asset management opportunities. Mr. Schoenherr also serves on the Board of Trustees of Iona College and is on its Finance Committee. In addition, he serves on the University of Connecticut’s Real Estate Council. Prior to joining Scout Real Estate Capital, LLC, Mr. Schoenherr was the managing partner of Elevation Capital, LLC, where he advised real estate clients on debt and equity restructuring and performed due diligence and valuation analysis on new acquisitions between November 2008 and June 2009. Between September 1997 and October 2008, Mr. Schoenherr served as Senior Vice President and Managing Director of Lehman Brothers’ Global Real Estate Group. As Managing Director, he was responsible for originating debt, mezzanine and equity transactions on all major property types throughout the United States. During his career, he has also held senior management positions with GE Capital Corporation, GE Investments, Inc. and KPMG LLP, where he also practiced as a certified public accountant. Mr. Schoenherr holds a Bachelor of Business Administration in

Accounting from Iona College in New Rochelle, New York and a Master of Business Administration in Finance from the University of Connecticut in Stamford, Connecticut.

Updates to “Conflicts of Interest”

The “Conflicts of Interest” section of the prospectus is hereby updated to include the following subsection:

Our Policies Relating to Conflicts of Interest

In addition to the provisions in our charter restricting related-party transactions, our board of directors has adopted the following policies prohibiting us from entering into certain types of transactions with our directors, our advisor, our sponsor or any of their affiliates in order to further reduce the potential for conflicts inherent in transactions with affiliates. Pursuant to these conflicts of interest policies, we will not sell or lease any investments to, or acquire or lease any investments from, our directors, our advisor, our sponsor or any of their affiliates. We may, however, purchase an investment from our sponsor or its affiliate in the event that our sponsor or its affiliate initially acquires an investment that is suitable for us at a time when we are unable to do so, with the intention of providing us the opportunity to acquire the investment at a later date when we are able to acquire the investment. As required by our charter, we will not purchase investments from our sponsor or its affiliate in these circumstances without a determination by a majority of our board of directors (including a majority of the independent directors) not otherwise interested in the transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the asset to our sponsor or its affiliate. In addition, pursuant to these conflicts of interest policies, we will neither make any loans to our directors, our sponsor, our advisor or any of their affiliates nor borrow money from our directors, our sponsor, our advisor or any of their affiliates. We will not amend these policies unless a majority of our board of directors (including a majority of the independent directors) approves the amendment following a determination that the amendment is in the best interests of our stockholders.

Updates to “Prior Performance Summary”

The “Prior Performance Summary” section of the prospectus is hereby deleted and replaced in its entirety with the following.

PRIOR PERFORMANCE SUMMARY

The information presented in this section represents the historical operating results for our sponsor and the experience of real estate programs sponsored by our sponsor, which we refer to as the “prior real estate programs.” Investors in our shares of common stock should not assume that they will experience returns, if any, comparable to those experienced by investors in our sponsor or the prior real estate programs. Investors who purchase our shares of common stock will not thereby acquire any ownership interest in any of the entities to which the following information relates.

The returns to our stockholders will depend in part on the mix of assets in which we invest, the stage of investment and our place in the capital structure for our investments. As our portfolio is unlikely to mirror in any of these respects the portfolios of our sponsor or the prior real estate programs, the returns to our stockholders will vary from those generated by our sponsor or its prior real estate programs. The prior real estate programs were conducted through privately-held entities that were not subject to either the up-front commissions, fees and expenses associated with this offering or many of the laws and regulations to which we will be subject. In addition, our sponsor is a self-managed, publicly-traded company with an indefinite duration. As a result, you should not assume the past performance of our sponsor or the prior real estate programs described below will be indicative of our future performance.

Overview of Our Sponsor

Our sponsor is a publicly registered, New York Stock Exchange listed company (NYSE: NRF) that is internally administered and managed and operates as a REIT. Our sponsor was formed in October 2003 to engage in the business of investing in and managing commercial real estate debt, commercial real estate securities and net leased properties. In October 2004, our sponsor commenced its operations upon the closing of its initial public offering. For the three months ended December 31, 2010, our sponsor generated an annualized return on common equity of approximately 38% based on adjusted funds from operations (AFFO) before general and administrative expenses, calculated on the basis of average common equity invested excluding mark-to-market adjustments, credit loss reserves and accumulated depreciation and amortization1. For the three months ended December 31, 2010, our sponsor also reported a net loss to common stockholders of $258.4 million, including $302.0 million of unrealized losses relating to non-cash mark-to-market adjustments that are excluded from AFFO.

As of December 31, 2010, our sponsor has raised approximately $1.4 billion of capital including common equity, preferred equity, trust preferred securities and exchangeable senior notes. As of the same date, our sponsor manages approximately $7.3 billion of assets, consisting of approximately $2.9 billion of commercial real estate debt that it has acquired or originated, including first mortgage loans, second mortgage loans, mezzanine loans and loan participations; approximately $3.3 billion of commercial real estate securities, such as CMBS, fixed income securities issued by REITs and credit-rated tenant loans; and approximately $1.1 billion of office, industrial, retail and healthcare-related properties across the United States that are net leased on a long-term basis to corporate tenants or healthcare facility operators. Our sponsor’s portfolio is diversified by investment size, security type, property type and geographic region.

Our sponsor’s primary investment objectives are similar to ours. Our sponsor seeks to produce attractive risk-adjusted returns and to generate predictable cash flow for distribution to its stockholders. However, given the different capital markets conditions that prevailed when our sponsor acquired its investment portfolio and broader market concerns that persist generally regarding the ultimate performance of pre-2008 originated investments, commonly called “legacy assets,” our sponsor has greatly reduced its new investment volume due to the current unattractive cost of new equity capital. The profitability and performance of our sponsor’s business is a function of several metrics: (i) growth of assets under management; (ii) growth in AFFO, which is a non-GAAP measure of cash flow from operations; and (iii) overall returns realized on invested equity. The credit quality of our sponsor’s investments, the diversification of its portfolio and the underwriting and portfolio management capabilities of the members of our sponsor’s management team, who also serve as our advisor’s management team, are additional key factors in the performance of our sponsor’s business. Since the completion of its initial public offering through December 31, 2010, our sponsor has grown its assets under management by more than 500%.

The following table summarizes distributions paid and distribution yield for shares of our sponsor’s common stock over the past three years:

	2008				2009				2010
	Q1	Q2	Q3	Q4	Q1(3)	Q2	Q3	Q4	Q1	Q2	Q3	Q4

Distributions per share(1)	$0.36	$0.36	$0.36	$0.36	$0.25	$0.10	$0.10	$0.10	$0.10	$0.10	$0.10	$0.10
Return of Capital	$0.08	$0.08	$0.08	$0.08	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
Distribution yield(2)	17.1%	15.0%	18.2%	31.4%	32.5%	12.8%	11.6%	11.6%	9.3%	10.7%	11.9%	9.3%

(1)	Reflects distributions paid during quarter from prior quarter’s earnings.

(2)	Based on the common distribution paid during each quarter on an annualized basis divided by the average closing share price during each respective calendar quarter. Because the distribution yield is based on the

1 For the three months ended December 31, 2010, our sponsor reported a funds from operations, or FFO, loss of $265.5 million. To calculate AFFO of $39.9 million for the period, our sponsor adjusted FFO to remove the effect of (i) the straight-lining of rents by subtracting $0.2 million, (ii) amortization of deferred compensation by adding $3.9 million, (iii) amortization of the above/below market leases by subtracting $0.2 million and (iv) unrealized losses relating to mark-to-market adjustments by adding $302.0 million.

average stock price, increases in yield could be attributable to decreases in stock price, rather than increases in distribution amounts. Distributions paid on common stock included a return of capital for each of the four quarters beginning in the first quarter of 2008.

(3)	The distribution in the first quarter of 2009 was paid 60% in common stock and 40% in cash.

The following table summarizes the sources of distributions paid on shares of our sponsor’s common stock for each quarter during the last three years. During the periods presented below, operating cash flows have been less than total dividends and distributions paid for 10 of the 12 fiscal quarters.

	2008				2009				2010
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1(1)	Q2	Q3	Q4
	(Amounts in Thousands)

Operating Cash Flow	23,937	26,639	26,960	10,076	8,863	13,540	23,997	8,118	(3,929)	11,866	19,545	8,076
Distribution Amount Paid from Unrestricted Cash	6,482	3,870	5,961	23,122	6,091	1,786	0	7,955	20,006	4,214	0	8,018

Total Sources	$30,419	$30,509	$32,921	$33,198	$14,954	$15,326	$23,997	$16,073	$16,077	$16,080	$19,545	$16,094
Preferred Dividends	(5,232)	(5,232)	(5,232)	(5,232)	(5,232)	(5,232)	(5,232)	(5,232)	(5,232)	(5,232)	(5,232)	(5,232)
Preferred Distributions to Healthcare Venture Partner(2)	0	0	(2,363)	(2,625)	(2,625)	(2,625)	(2,625)	(2,625)	(2,625)	(2,625)	(2,625)	(2,625)
Common Dividends and Distributions	(25,187)	(25,277)	(25,326)	(25,341)	(7,097)	(7,469)	(7,606)	(8,216)	(8,220)	(8,223)	(8,234)	(8,237)

Total Dividends and Distributions Paid	($30,419)	($30,509)	($32,921)	($33,198)	($14,954)	($15,326)	($15,463)	($16,073)	($16,077)	($16,080)	($16,091)	($16,094)

(1)	The distribution in the first quarter of 2009 reflects the 40% paid in cash.

(2)	Includes 10.5% distribution per annum on $100 million convertible preferred membership interest paid to Inland American Real Estate Trust, Inc.

Impact of Current Market Conditions on Sponsor

Our sponsor’s business and financial condition can be affected by macro real estate market conditions and other factors affecting commercial real estate, including, without limitation, credit market stability, interest rate levels, global, national, regional, and local economic conditions and supply and demand real estate investments.

Our sponsor’s financial results and condition, like most financial services and real estate companies, have been negatively impacted by the prolonged poor economic conditions since 2007. During 2008 and 2009 the real estate lending markets were virtually closed, and the economic recession had a negative impact on real estate fundamentals. Real estate fundamentals are beginning to improve, especially in major urban markets and for hotel and apartment properties, which benefit most quickly from improving economic conditions; however, as a legacy commercial mortgage finance company with assets located throughout the U.S. and which were primarily originated prior to 2008, many of our borrowers have not yet realized meaningful improvements in fundamentals. Consequently, our sponsor is continuing to increase its reserves for credit losses, with credit loss reserves increasing from 3.7% of its legacy loan assets in 2009, to 11.3% as of December 31, 2010, exclusive of the CapitalSource CDO. Credit issues not only reduce our sponsor’s earnings, but also may negatively impact its cash flow. See “Risk Factors — Risks Related to an Investment in Us — Any adverse changes in our sponsor’s financial health or our relationship with our sponsor or its affiliates could hinder our operating performance and the return on your investment.” More detailed descriptions of our sponsor’s financial condition, any material litigation and other risks relating to our sponsor can be found in its filings at www.sec.gov.

Commercial Real Estate Debt Business

As of December 31, 2010, approximately 51% of our sponsor’s total equity, excluding mark-to-market adjustments and accumulated depreciation, was invested in its commercial real estate debt business across a portfolio of 143 loan positions secured by liens on commercial real estate investments of varying security and property types, and a minority interest invested in a residential real estate joint venture. As of December 31,

2010, our sponsor’s real estate loan portfolio was comprised of 68% first mortgage loans, 11% junior participations in first mortgage loans, and 21% mezzanine loans and preferred equity investments.

As of December 31, 2010, the portfolio was diversified across property types and geographic areas as shown in the following charts.

Loan Portfolio by Collateral Type	Loan Portfolio by Geographic Location

Since the inception of its investing activities through December 31, 2010, our sponsor originated or purchased approximately $4.2 billion of commercial real estate loan commitments in 222 total loan positions, of which 67% were directly originated and 33% were purchased from third parties. In addition, on July 8, 2010, our sponsor purchased from CapitalSource, Inc. (i) collateral management and special servicing rights and (ii) the originally non-investment grade notes of the $1.1 billion CSE CDO, for approximately $7 million.

Our sponsor has been repaid on 99 loan positions totaling approximately $1.7 billion of loan commitments at a weighted average return on equity of approximately 18% and has experienced limited losses on repaid assets. Our sponsor has realized a 13% weighted average return on equity on 42 first mortgage whole loan commitments totaling approximately $791 million, a 22% weighted average return on equity on 25 B-Notes loan commitments totaling approximately $366 million, and a 20% weighted average return on equity on 30 mezzanine loan commitments totaling approximately $537 million. In addition, our sponsor has realized a 34% weighted average return on equity on two preferred equity positions totaling approximately $29 million. Furthermore, our sponsor received $233 million of loan repayments in eight loan positions in connection with the CSE CDO from the date of its acquisition through December 31, 2010.

In funding its portfolio, our sponsor has endeavored to supplement its equity with available debt financing that matches the term or maturity of its loan assets. Our sponsor has to date successfully secured non-mark-to-market, match-term financing secured by approximately 95% of its commercial real estate loan portfolio (approximately 91% of its originated commercial real estate loans and approximately 97% of its purchased commercial real estate loans). In addition, the CSE CDO is secured by approximately $1.0 billion of non-mark-to-market, match-term financing.

Net Lease Business

As of December 31, 2010, approximately 19% of our sponsor’s total equity, excluding mark-to-market adjustments and accumulated depreciation, was invested in its net lease business. Approximately half of the invested equity represents ownership in a portfolio of office, retail and industrial research facilities totaling 3.7 million square feet, and the other half of the invested equity represents our sponsor’s ownership in its healthcare net lease business consisting of a portfolio of 96 senior housing facilities, one medical office property, and one life science campus. Since inception, our sponsor has sold two office properties totaling 57,000 square feet for a gain on sale of $36 million representing a 236% gain on invested equity. In addition, our sponsor sold three healthcare facilities prior to 2009 for a total gain on sale of $525 thousand representing a 9% gain on invested equity, in December 2009 our sponsor also sold a portfolio of 18 assisted living facilities for a $14 million gain on sale representing a 43% gain on invested equity and during 2010, our sponsor sold one multi-use property totaling 10,800 square feet for a reported gain on sale of $2.5 million.

The following chart shows the diversification across property types and geographic areas of the net lease business as of December 31, 2010.

Net Lease & Healthcare by Collateral	Net Lease & Healthcare by Geographic Location

Commercial Real Estate Securities

As of December 31, 2010, approximately 13% of our sponsor’s total equity, excluding mark-to-market adjustments and accumulated depreciation was invested in a diverse portfolio of real estate securities. As of December 31, 2010, the average credit rating was B/B2, and our sponsor had approximately $2.8 billion of CMBS under management.

The following charts display our sponsor’s CMBS assets under management by vintage and its securities assets under management by asset type based on par values.

CMBS by Vintage	Securities Ownership

Our Sponsor’s Prior Investment Programs

Since our sponsor commenced operations, in addition to managing its own portfolio as described above, it has managed third party capital in two real estate-related investment programs: NorthStar Real Estate Securities Opportunity Fund LP, a multi-investor institutional fund organized to invest in real estate-related securities, which we refer to as the Securities Opportunity Fund, and NSIO REIT, a privately held REIT organized to originate, invest in and manage a diversified portfolio of commercial real estate investments. In addition, our sponsor previously managed NorthStar Funding, LLC, a $220 million joint venture between NorthStar Funding Management LLC, an indirect subsidiary of our sponsor, and a single institutional investor, organized for the purpose of making investments in subordinate real estate debt, which we refer to as the NSF Venture. We do not consider the NSF Venture to be a prior real estate program of our sponsor because NorthStar Funding Management LLC and the institutional fund jointly approved the investments the NSF Venture made. Nonetheless, we have included a description of the history of the NSF Venture because we believe it is relevant to an evaluation of our sponsor’s performance as an investment manager. Our sponsor is also sponsoring NorthStar Senior Care Trust, Inc., or NorthStar Senior Care, which filed a registration statement on Form S-11 on November 24, 2010 to register up to $1.1 billion in shares of common stock in its continuous initial public offering on a best efforts basis and is currently in registration. NorthStar Senior Care was formed to originate, acquire and manage a diversified portfolio of debt and equity investments in the healthcare property sector. We also do not currently consider NorthStar Senior Care to be a prior real estate program since its registration statement is not yet effective.

NorthStar Real Estate Securities Opportunity Fund

The Securities Opportunity Fund is a hedge fund formed by our sponsor on June 25, 2007 to invest primarily in real estate securities, a majority of which were intended to be leveraged using the CDO market. In July 2007, the Securities Opportunity Fund raised $81 million of equity capital from five unaffiliated, non-U.S. investors who agreed to defer redemption rights for between one to three years, and our sponsor contributed $28 million of its own equity capital to the fund. A wholly-owned affiliate of our sponsor was the manager and general partner of the Securities Opportunity Fund. The Securities Opportunity Fund is currently in the process of completing a liquidation.

NorthStar Income Opportunity REIT I, Inc.

On June 17, 2009, NSIO REIT commenced a private placement sponsored by our sponsor, pursuant to which it offered up to $100,000,000 in shares of common stock to accredited investors. NSIO REIT was formed to originate, invest in and manage a diversified portfolio of commercial real estate investments consisting of: (i) commercial real estate loans, including senior mortgage loans, subordinate mortgage loans (also referred to as B-Notes), mezzanine loans, and participations in such loans; (ii) commercial real estate-related securities, such as CMBS, CDOs, senior unsecured debt of REITs, and preferred stock of publicly traded REITs; and (iii) select commercial real estate equity investments.

On September 8, 2010, the NSIO REIT board of directors terminated its private placement in contemplation of a proposed merger of NSIO REIT with and into us, which closed on October 18, 2010. Each share of NSIO REIT issued and outstanding immediately prior to the merger was converted into the right to receive, at the election of the holder of such NSIO REIT share: (1) cash, without interest, in an amount of $9.22 per share or (2) 1.024 shares of our common stock for every one share of NSIO REIT stock. NSIO REIT stockholders owning multiple shares were entitled to elect to receive a combination of cash and shares of our common stock. As a result of the merger, we issued approximately 2.9 million unregistered shares of common stock to 411 NSIO REIT stockholders.

NorthStar Funding, LLC

The initial businesses and assets contributed to our sponsor at the inception of its operations included a 5% equity interest in the NSF Venture, a $200 million joint venture with an institutional pension fund formed to invest in subordinate real estate debt, and a 50% equity interest in the managing member of the NSF Venture, NorthStar Funding Management LLC. As managing member, NorthStar Funding Management LLC was responsible for the origination, underwriting, structuring, closing and asset management of all investments made by the NSF Venture.

The NSF Venture originated or acquired a total of $135.9 million of subordinated real estate debt in eight loan positions, comprised of approximately 95% commercial office buildings and approximately 6% multifamily collateral. The NSF Venture did not utilize leverage to acquire its investments or enhance returns. The NSF Venture realized on $90.1 million of investments of a weighted average return on equity of approximately 15%.

In February 2006, our sponsor sold its outstanding interests in the NSF Venture to the institutional pension fund which owned the remaining equity interest in the NSF Venture and terminated the associated agreements.

Factors Differentiating Us from the Securities Opportunity Fund and the NSF Venture

While our investment objectives are similar to those of each of these prior real estate programs and the NSF Venture, the risk profile and investment strategy of the Securities Opportunity Fund and the NSF Venture differ from ours. The Securities Opportunity Fund is a traditional hedge fund that focused on structured and synthetic products, allowed for more aggressive levels of leverage, and employed higher risk, long and short investment strategies. The NSF Venture (which is no longer operational) invested exclusively in subordinated debt, without the use of leverage, and had no origination capabilities. NorthStar Senior Care expects that a significant portion of its investment portfolio will be comprised of equity real estate and that both its debt and equity investments will be specifically related to the healthcare property sector.

Adverse Business Developments

The prior real estate programs generally have met and continue to meet their principal investment objectives. However, as a result of adverse changes in financial market conditions since July 2007, the market values of the Securities Opportunity Fund’s securities investments have declined significantly in value and investors in the Securities Opportunity Fund have experienced significant losses on their original investment. As a result of mark-to-market adjustments reflecting an overall decline in values of real estate securities generally, and specifically, a decline in value of the Securities Opportunity Fund’s portfolio securing a $250 million warehouse agreement with a major commercial bank, the Securities Opportunity Fund was required to satisfy a series of contractually required margin calls. During the fourth quarter of 2007 and continuing in the first quarter of 2008, the Securities Opportunity Fund pledged a total of $59 million of cash collateral to the Security Opportunity Fund’s warehouse lender, in addition to the $16 million pledged prior to the margin calls, as security for the obligation to purchase the securities from the lender at the maturity of the warehouse agreement. Our sponsor contributed additional amounts to the Securities Opportunity Fund to fund a significant portion of these margin calls. Ultimately, our sponsor, as the managing member of the Securities Opportunity Fund, determined that it was no longer in the best interests of the Securities Opportunity Fund to meet additional margin calls beyond its contractual requirements in the face of continuing declines in overall asset values. As a result, the lender exercised its right to take control of the collateral, resulting in a $28.4 million loss to our sponsor. During the first half of 2008, the Securities Opportunity Fund also monetized investment positions which were established to hedge its exposure to declining values in the warehouse securities, thereby offsetting a portion of the recognized loss from the warehouse agreement.

During the second quarter of 2010, our sponsor notified the Securities Opportunity Fund’s administrator and limited partners of its decision to liquidate and dissolve the Securities Opportunity Fund. Accordingly, during the second quarter of 2010, the Securities Opportunity Fund began to liquidate its assets in an orderly manner. On July 7, 2010, the Securities Opportunity Fund completed the sale of its remaining investments. Our sponsor is currently in the process of determining the Securities Opportunity Fund’s final net asset value and expects to complete the process of dissolving the Securities Opportunity Fund during 2011.

Because the investments of the Securities Opportunity Fund are being sold for less than their original purchase price, the investors in the Securities Opportunity Fund have realized negative rates of return. The internal rate of return for the investors on a weighted average basis is expected to be approximately -47% upon final liquidation.

Additional Information

Please see Tables I and II under “Prior Performance Tables” in this prospectus for more information regarding the fees paid to NorthStar affiliates by the prior real estate programs.

Please see Tables III, IV and V under “Prior Performance Tables” in this prospectus for more information regarding the operating results of the prior real estate programs, information regarding the results of the prior real estate programs and information regarding the sales or disposals of investments by the prior real estate programs.

Table VI in Part II of the registration statement of which this prospectus is a part, titled “Acquisition of Assets,” provides additional information with respect to acquisitions by NorthStar and the prior real estate programs of real estate-related securities since 2006. We will provide a copy of Table VI to you upon written request and without charge.

Upon request, prospective investors may also obtain from us without charge copies of offering materials and any public reports prepared in connection with NorthStar Realty Finance Corp., including a copy of its most recent Annual Report on Form 10-K filed with the SEC within the last 24 months. For a reasonable fee, we will also furnish upon request copies of the exhibits to the Form 10-K. Many of the offering materials and reports prepared in connection with NorthStar Realty Finance Corp. are also available at www.nrfc.com. Neither the contents of these websites nor any of the materials or reports relating to NorthStar Realty Finance Corp. are incorporated by reference in or otherwise a part of this prospectus. In addition, the SEC maintains a website at www.sec.gov that contains reports, proxy and other information that NorthStar Realty Finance Corp. files electronically as NorthStar Realty Finance Corp. with the SEC.

Amendment to Advisory Agreement

On February 24, 2011, we entered into an amendment to the advisory agreement with our advisor, NS Real Estate Income Trust Advisor, LLC.

In the amendment, we agreed to a payment structure for the consideration, if any, payable to our advisor (or an affiliate thereof) should we decide to internalize our management functions. We may internalize our management by acquiring our advisor or an affiliate thereof, whether by means of a merger, stock acquisition, or asset purchase, which we refer to as an internalization transaction, for consideration that would be negotiated and approved by our board of directors at that time, including a majority of our independent directors. However, pursuant to the amendment, we may not pay consideration to acquire our advisor unless all of the consideration is payable in shares of our common stock and held in escrow by a third party and not released to our advisor (or an affiliate thereof) until the conditions described below are met. In addition, once released by the escrow agent, the shares our advisor receives as consideration for an internalization transaction may not be traded for a period of 180 days commencing on the date they are released by the escrow agent.

The escrow agent may not release the shares to our advisor (or an affiliate thereof) until the earlier of:

•	the average closing price of the shares of our common stock over a five-day trading period on a national securities exchange equals a price that, when combined with prior distributions paid on the shares of common stock issued prior to listing on a national securities exchange and outstanding at the time of the internalization transaction, or the subject shares, equals the amount necessary for the holders of the subject shares to be deemed to have received in the aggregate the original issue price of the subject shares plus an 8% cumulative, non-compounded, annual return on the issue price of the subject shares, assuming for purposes of this calculation that the holders of the subject shares have received the trading price, or

•	the consideration paid (or net sale proceeds distributed) to holders of the subject shares in an acquisition (whether by means of a merger, stock acquisition, asset purchase, or similar transaction) or from our dissolution, when combined with prior distributions paid on the subject shares, equals the amount necessary for the holders of the subject shares to have received in the aggregate the original issue price of the subject shares plus an 8% cumulative, non-compounded, annual return on the issue price of the subject shares.

In the event that we pay distributions to holders of our common stock from the net proceeds of the sale of assets prior to an internalization transaction, the calculations for the thresholds above will be adjusted so that such special distributions are not deemed “prior distributions paid on the subject shares,” and the “original issue price of the subject shares shall be reduced by the amount of any such distributions.”

The date that one of the above thresholds is met is the “initial escrow release date.” In the event a recapitalization, merger or similar transaction causes some of the subject shares to be exchanged or converted into securities that are not listed on a national securities exchange as of the initial escrow release date, then the shares to be released from escrow shall be reduced to reflect the percentage of subject shares (and their equivalents) that are then listed, with the remaining shares in escrow to be subsequently released in proportion to and as the remaining subject shares (and their equivalents) become listed.

Shares held in escrow pursuant to the foregoing shall be entitled to distributions like all other shares of our common stock. To the extent we are offering a distribution reinvestment plan during the escrow period, the distributions shall be reinvested in shares of our common stock pursuant to the distribution reinvestment plan. If we are not offering a distribution reinvestment plan at any time when a distribution is made during the escrow period, the distribution shall be payable in cash. The distributions, whether reinvested in shares of our common stock or paid in cash, shall also be placed in escrow and not released until the above thresholds are reached. If the conditions to break escrow are not met within 10 years of the internalization transaction, all shares in the escrow account shall become authorized but unissued shares and all cash in the escrow account shall belong to us. Shares of common stock held in escrow shall be voted on any matter in which common stockholders are entitled to vote in the same proportion as all other shares of common stock that vote on the matter.

Subscription Agreement

A revised form of subscription agreement is attached to this supplement as Appendix A. The revised form supersedes and replaces the form included in the prospectus.

APPENDIX A

FORM OF SUBSCRIPTION AGREEMENT

To:	NorthStar Real Estate Income Trust, Inc. 399 Park Avenue, 18th Floor New York, New York 10022 Attn: Subscriptions

Ladies and Gentlemen:

The undersigned, by signing and delivering a copy of the attached subscription agreement signature page (“Signature Page”), hereby tenders this subscription and applies for the purchase of the number of shares of common stock (“Shares”) of NorthStar Real Estate Income Trust, Inc., a Maryland corporation (the “Company”), set forth on such subscription agreement Signature Page. Payment for the Shares is hereby made by check payable to “Wells Fargo Bank, N.A., as escrow agent for NorthStar Real Estate Income Trust, Inc.” or “NorthStar Real Estate Income Trust, Inc.”, as applicable.

I hereby acknowledge receipt of the prospectus of the Company dated July 19, 2010 (the “Prospectus”). I agree that if this subscription is accepted, it will be held, together with the accompanying payment, on the terms described in the Prospectus. I agree that subscriptions may be rejected in whole or in part by the Company in its sole and absolute discretion. I understand that I will receive a confirmation of my purchase, subject to acceptance by the Company, within 30 days from the date my subscription is received, and that the sale of Shares pursuant to this subscription agreement will not be effective until at least five business days after the date I have received a final Prospectus.

I have been advised that:

a. the assignability and transferability of the Shares is restricted and will be governed by the Company’s charter and bylaws and all applicable laws as described in the Prospectus;

b. prospective investors should not invest in the Company’s common stock unless they have an adequate means of providing for their current needs and personal contingencies and have no need for liquidity in this investment; and

c. there is no public market for the Shares and, accordingly, it may not be possible to readily liquidate an investment in the Company.

In no event may a subscription for Shares be accepted until at least five business days after the date the subscriber receives the final Prospectus.

REGISTRATION OF SHARES

The following requirements have been established for the various types of ownership in which Shares may be held and registered. Subscription agreements must be executed and supporting material must be provided in accordance with these requirements:

1. INDIVIDUAL OWNER:  One signature required.

2. JOINT TENANTS WITH RIGHT OF SURVIVORSHIP:  Each joint tenant must sign.

3. TENANTS IN COMMON:  Each tenant in common must sign.

4. COMMUNITY PROPERTY:  All parties must sign.

5. CORPORATION:  An authorized officer must sign.

6. PARTNERSHIP:  Identify whether the entity is a general or limited partnership. Each general partner must be identified and must sign the Signature Page. In the case of an investment by a general partnership, all partners must sign.

7. ESTATE:  The personal representative must sign.

8. TRUST:  The trustee must sign. Provide the name of the trust.

9. PENSION PLAN OR PROFIT SHARING PLAN:  The trustee must sign the Signature Page.

10. IRAS, IRA ROLLOVERS AND KEOGHS:  The officer (or other authorized signer) of the bank, trust company or other fiduciary of the account must sign. The address of the bank, trust company or other fiduciary must be provided to receive checks and other pertinent information regarding the investment.

11. UNIFORM GIFT TO MINORS ACT (UGMA) OR UNIFORM TRANSFERS TO MINORS ACT (UTMA):  The person named as the custodian of the account must sign. (This may or may not be the minor’s parent.) Only one child is permitted in each investment under UGMA or UTMA. In addition, designate the state under which the UGMA or UTMA has been formed.

INSTRUCTIONS TO SIGNATURE PAGE

Please refer to the following instructions in completing the Signature Page contained below. Failure to follow these instructions may result in the rejection of your subscription.

1. INVESTMENT.  A minimum investment of $4,000 is required. A check for the full purchase price of the shares subscribed for should be made payable to “Wells Fargo Bank, N.A., as escrow agent for NorthStar Real Estate Income Trust, Inc.” If the dealer manager so designates after the Company meets the minimum offering requirements, your check should be made payable to “NorthStar Real Estate Income Trust, Inc.” Shares may be purchased only by persons meeting the standards set forth under the Section of the Prospectus entitled “Suitability Standards.” Please indicate the state in which the sale was made. If this is an initial investment, please check the box indicating it as such. Otherwise, please check the “Additional Purchase” box. The “Additional Purchase” box must be checked in order for this subscription to be combined with another subscription for purposes of a volume discount. A completed Subscription Agreement is required for each initial and additional investment.

2. FORM OF OWNERSHIP.  Please check the appropriate box to indicate the type of entity or type of individuals subscribing.

3. INVESTOR REGISTRATION INFORMATION.  Please enter the exact name in which the Shares are to be held. For joint tenants with a right of survivorship or tenants-in-common, include the names of both investors. In the case of partnerships or corporations, include the name of an individual to whom correspondence will be addressed. Trusts should include the name of the trustee. All investors must complete the space provided for taxpayer identification number or social security number. By signing in Section 5, the investor(s) is/are certifying that the taxpayer or social security number(s) is/are correct. Enter the mailing address and telephone number(s) of the registered owner of this investment. In the case of a qualified plan or trust, this will be the address of the trustee.

4. DISTRIBUTION REINVESTMENT PLAN.  By electing the distribution reinvestment plan, the investor elects to reinvest 100% of cash distributions otherwise payable to such investor in common stock of the Company. If cash distributions are to be sent to an address other than that provided in Section 3 (such as a bank, brokerage firm or savings and loan, etc.), please provide the name, account number and address.

5. GO PAPERLESS.  Please indicate if you authorize the Company to provide its reports and updates to you by making such information available on its website, www.northstarreit.com, and notifying you via the e-mail address listed in section 3 when such reports are available. I understand that I may receive paper documents at any time by calling 877-940-8777.

6. SUBSCRIBER SIGNATURES.  Please separately initial each representation made by the investor where indicated. Except in the case of fiduciary accounts, the investor may not grant any person a power of attorney to make such representations on such investor’s behalf. Please complete this Section so that the Company and your broker-dealer can assess whether your subscription is suitable given your financial condition. Each investor agrees that, if he or she does not meet the minimum income and net worth standards, he or she will notify in writing the Company and the broker-dealer named on the subscription agreement Signature Page.

7. BROKER-DEALER/REGISTERED REPRESENTATIVE INFORMATION.  This Section is to be completed by the registered representative AND the broker-dealer.

8. PAYMENT INSTRUCTIONS.  Payment may be made by check or wire transfer. The signed subscription agreement, which has been delivered with the Prospectus, together with a check for the full purchase price, should be delivered or mailed to your broker-dealer or authorized principal for their signature. Completed subscription agreement can then be mailed via Regular or Overnight Delivery to the address in Section 8.

9. CONFIRMATION OF PURCHASE.  The sponsor or person designated by the sponsor will send each stockholder a confirmation of his or her purchase.

IF YOU NEED FURTHER ASSISTANCE IN COMPLETING THIS SUBSCRIPTION AGREEMENT SIGNATURE PAGE, PLEASE CALL (877) 940-8777.

NorthStar Real Estate Income Trust, Inc.

Contact Information
877.940.8777
www.NorthStarREIT.com

Subscription Agreement

1. Investment
Make checks payable to NorthStar Real Estate Income Trust, Inc.

☐☐ State of Sale

$ ______ Investment Amount

☐ Initial Investment (min. is $4,000)

☐ Volume Discount Purchase (min. is $500,000)

☐ Additional Purchase (min. is $100)

☐ Check this box if investor is purchasing through an RIA or participating in a wrap account or fee-only account approved by the broker-dealer, RIA or bank acting as a trustee, fiduciary, or similar entity, or an employee of a broker-dealer (including spouse, parent or minor child of employee).

2. Form of Ownership

Non-Qualified

☐ Individual

☐ TOD**

☐ Joint Tenant* (with rights of survivorship)

☐ TOD**

☐ Corporation

☐ Community Property*

☐ Partnership

☐ Tenants in Common*

☐ Estate

☐ Trust

☐ UGMA/UTMA: state of ☐☐

☐ Other (please specify) ______

name of trust/corporation/plan/other

SSN or TIN of trust/corporation/plan/other

*All parties must sign

**Fill out Transfer on Death form to effect designation. Transfer on Death form available on www.NorthStarREIT.com

Qualified

☐ Traditional IRA

☐ Roth IRA

☐ Simple IRA

☐ KEOGH Plan

☐ Simplified Employee Pension/Trust (SEP)

☐ Pension or Profit-Sharing Plan

☐ Other (please specify) ______

Custodial Information

name of custodian/trustee/other administrator

mailing address

city

state

zip code

custodian telephone number

SSN or TIN of custodian/trustee/other administrator

custodian account number

NorthStar Real Estate Income Trust, Inc.

Contact Information
877.940.8777
www.NorthStarREIT.com

3. Investor Registration Information

investor

SSN/Tax ID   date of birth

☐ non U.S. citizen   country of citizenship

co-investor

SSN/Tax ID   date of birth

☐ non U.S. citizen   country of citizenship

daytime telephone   evening telephone

residential address (no p.o. boxes)

city

state   zip code

optional mailing address

city

state   zip code

e-mail

4. Distribution Information

☐ DRIP Dividend Reinvestment Plan**

** In the event that the DRIP is not offered for a distribution, your distribution will be sent by check to the address in Section 3 above or your Custodian for deposit in your Custodial account cited in Section 2.

☐ Cash: Send check to the address in section 3 above or my Custodian in section 2.

☐ Direct Deposit (non-custodian accounts only): Deposit directly into the account listed as follows:

financial institution   ABA routing number

city   account number

state   zip code

☐ Checking   ☐ Savings   ☐ Brokerage/other

(Attach a voided, pre-printed check or deposit slip)

5. Go Paperless

☐ In lieu of receiving documents, I authorize NorthStar Real Estate Income Trust Inc. (NorthStar REIT) to make available on its website, www.northstarreit.com, its quarterly reports, annual reports, proxy statements, prospectus supplements or other documents required to be delivered to me, as well as any investment or marketing updates, and to notify me via the e-mail address listed in Section 3 above when such reports are available. I understand that I may receive paper documents at any time by calling 877-940-8777.

NorthStar Real Estate Income Trust, Inc.

Contact Information
877.940.8777
www.NorthStarREIT.com

6. Subscriber Signatures

Please initial each of the representations below. In the case of joint investors or fiduciaries, each investor must initial. Except in the case of fiduciary accounts, you may not grant any person power of attorney to make such representation on your behalf. In order to induce NorthStar REIT to accept this subscription, I hereby warrant that:

	Investor	Co-investor
a. I received a final prospectus of NorthStar REIT, wherein the terms and conditions of the offering are described, 5 business days in advance of the date hereof.	Initials	Initials
b. I certify that I have (i) a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more; or (ii) a minimum net worth (as previously described) of at least $70,000 AND had during the last tax year, or estimate that I will have during the current tax year, a minimum of $70,000 annual gross income.	Initials	Initials
c. If I am an **Alabama** investor, I meet the Company's suitability standards listed above and represent that I have a liquid net worth of at least 10 times my investment in the Company and other similar programs before investing in the Company.	Initials	Initials
d. If I am a **Kentucky, Michigan, Oregon** or **Tennessee** investor, I may not invest more than 10% of my liquid net worth in NorthStar REIT and other or similar programs.	Initials	Initials
e. If I am a **California** investor, I have a net worth of at least $350,000 or, in the alternative, an annual gross income of at least $85,000 and a net worth of $250,000 and my total investment in this offering may not exceed 10% of my net worth. Net worth should be calculated exclusive of homes, furnishings and automobiles.	Initials	Initials
f. If I am an **Iowa** investor, I have a net worth of $100,000 (exclusive of home, auto and furnishings) and an annual income of $70,000 or in the alternative, a net worth of $350,000 (as previously described) and my total investment in this offering may not exceed 10% of my liquid net worth.	Initials	Initials
g. If I am a **Kansas or Massachusetts** investor, I acknowledge that it is recommended by the securities division of my state that my total investment in this and similar direct participation investments should not exceed 10% of my "liquid net worth" which is that portion of the net worth which consists of cash, cash equivalents and readily marketable securities.	Initials	Initials
h. I have accepted the terms and conditions of NorthStar REIT's charter.	Initials	Initials
i. I am purchasing shares for my own account and acknowledge that the investment is not liquid.	Initials	Initials
j. I declare that the information supplied is true and correct and may be relied upon by NorthStar REIT.	Initials	Initials
k. I acknowledge that I will not be admitted as a stockholder until my investment has been accepted. The acceptance process includes, but is not limited to, reviewing the Subscription Agreement for completeness and signatures as well as payment of the full purchase price of the Shares.	Initials	Initials

Taxpayer Identification Number Certification (required):

Each investor signing below, under penalties of perjury, certifies that: (1) The number shown in the Investor Social Security Number(s)/Taxpayer Identification Number field in Section 3 of this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and (2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and (3) I am a U.S. person (including a resident alien). **NOTE: You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.**

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

signature of investor/trustee	signature of co-investor/custodian/co-trustee
date	date

When signing as a custodian or trustee, please indicate title or capacity.

NorthStar Real Estate Income Trust, Inc.

Contact Information
877.940.8777
www.NorthStarREIT.com

7. Broker-Dealer/Registered Representative Information (All fields must be complete)

The Registered Representative (RR) and an authorized principal of the broker-dealer (BD) must sign below to complete the order. The RR and BD hereby warrants that each is duly licensed and may lawfully sell Shares in the state designated as the investor's legal residence, or the state in which the sale was made, if different.

broker-dealer

registered representative

rep #

mailing address

city

state

zip code

e-mail

telephone

facsimile

The undersigned confirm that they (i) have reasonable grounds to believe that the information and representations concerning the investors identified herein are true, correct and complete in all respects; (ii) have discussed such investor's prospective purchase of Shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) have delivered a current Prospectus and related supplements, if any, to such investor; (v) have reasonable grounds to believe that the investor is purchasing these Shares for its own account; and (vi) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The undersigned attest that the Registered Representative and the Broker-Dealer are subject to the USA PATRIOT Act. In accordance with Section 326 of the Act, the registered representative and the Broker-Dealer have performed a Know Your Customer review of each investor who has signed this Subscription Agreement in accordance with the requirements of the Customer Identification Program. The undersigned registered representative further represents and certifies in connection with this subscription for shares, that he or she has complied with and has followed all of his or her firm's current policies and procedures for obtaining principal approval. I understand this subscription agreement is for NorthStar Real Estate Income Trust, Inc.

signature of registered representative

date

signature of broker-dealer/authorized principal
(if required by broker-dealer)

date

8. Payment Instructions

By mail

Checks should be made payable to NorthStar Real Estate Income Trust, Inc. Forward the Subscription Agreement to:

Regular mail
NorthStar REIT
c/o DST Systems, Inc.
P.O. Box 219923
Kansas City, MO 64121-9923

Express/Overnight delivery
NorthStar REIT
c/o DST Systems, Inc.
430 West 7th Street
Kansas City, MO 64105-1407

Wire transfer

Please reference subscriber's name.

UMB Bank, N.A.
ABA Routing Number - 101000695
Account Number – 9871879666
Reference - NorthStar Real Estate Income Trust, Inc.

NS1_subdoc_10.2010